EXHIBIT 10.10

FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “First Amendment”), dated as of April 28, 2018 and effective as of the Amendment Effective Date (as defined below) is entered into by and between T-Mobile US, Inc. (the “Company”), and John Legere (“Executive”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Employment Agreement (as defined below).
RECITALS
WHEREAS, the Company and Executive are parties to that certain Amended and Restated Employment Agreement, dated as of April 1, 2017 (the “Employment Agreement”), which sets forth the terms and conditions of Executive’s employment as Chief Executive Officer of the Company;
WHEREAS, the Company anticipates entering into a Business Combination Agreement with Sprint Corporation and certain other parties named therein (the “BCA”) on or around April 29, 2018; and
WHEREAS, in connection with the Company’s entrance into the BCA, effective as of the date on which the BCA is fully executed (the “Amendment Effective Date”), the Company and Executive mutually desire to amend the Employment Agreement as set forth herein.
NOW, THEREFORE, in consideration of Executive’s continued service with the Company, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, effective as of the Amendment Effective Date, the Company and Executive hereby agree as follows:
AMENDMENT

1.
The Employment Agreement is hereby amended (i) to provide that the “Term” of the Employment Agreement shall be the period commencing on the Effective Date and continuing until April 30, 2020 (such date, the “Expiration Date”), (ii) to delete the references therein to automatic renewals of the Term and to non-renewals of the Term and (iii) to clarify that, unless earlier terminated as permitted under the Employment Agreement, Executive’s employment with the Company will automatically terminate upon the expiration of the Term.

2.	The following is hereby added as the second sentence of Section 3(a) of the Employment Agreement:

“The Executive’s base salary shall automatically increase to $2,000,000 per year on the Amendment Effective Date.”

3.	The following is hereby added as the second sentence of Section 3(b) of the Employment Agreement:

“Effective as of the Amendment Effective Date, the Executive’s annual cash performance bonus shall be targeted at not less than $4,000,000 (for the avoidance of doubt, the Executive’s annual cash performance bonus for fiscal year 2018 shall be targeted at the sum of (i) (x) $3,333,333 multiplied by (y) the number of days elapsed from January 1, 2018 through the day immediately prior to the Amendment Effective Date over 365, plus (ii) (x) $4,000,000 multiplied by (y) the number of days elapsed from the Amendment Effective Date through December 31, 2018 over 365).”

4.	The following is hereby added as the fourth sentence of Section 3(c) of the Employment Agreement:

“Effective as of the Amendment Effective Date, with the next annual long-term incentive award after such date anticipated to be granted in February 2019, the Executive’s Annual LTI Target Value shall automatically increase to $17,250,000, which shall be allocated between Incremental PRSUs, RSUs and PRSUs in the same manner as described in the immediately preceding sentence (for clarity, 20% of such Annual LTI Target Value (or $3,450,000) will be granted in the form of Incremental PRSUs, and the remaining 80% (or $13,800,000) of such Annual LTI Target Value will be granted one-third in the form of time-based RSUs and two-thirds in the form of PRSUs).”

5.	The following paragraph is hereby added as the last paragraph of Section 3(c) of the Employment Agreement:

“Effective as of the Amendment Effective Date, the Company shall grant to the Executive, under the Incentive Plan, a one-time award of PRSUs with respect to a number of shares of Company common stock equal to the quotient of $37,000,000 divided by the volume weighted average price of the Company’s common stock over the 90 calendar-day period ending with (and including) April 27, 2018, rounded up to the nearest whole share (the “Transaction PRSUs”). The Transaction PRSUs shall be subject to substantially the same terms and conditions applicable to the award of PRSUs granted to Executive on February 15, 2018, except that: (i) fifty percent (50%) of the Transaction PRSUs shall be eligible to vest upon the earlier of (x) the closing (the “Closing”) of the transactions (collectively, the “Transaction”) contemplated by the BCA and (y) the Expiration Date, and (ii) the remaining fifty percent (50%) of the Transaction PRSUs shall be eligible to vest on the Expiration Date. Vesting of the Transaction PRSUs shall be based on the Company’s total shareholder return relative to the Company’s peer group during the applicable performance period, subject to the Executive’s continued employment through the applicable vesting date, and further subject to accelerated vesting upon certain terminations of the Executive’s employment in accordance with Section 5(b) below and the Transaction PRSU award agreement. For the avoidance of doubt, upon a termination of the Executive's employment under Section 5(b) below, any Transaction PRSUs shall be treated in accordance with Section 5(b)(v)(B) below (i.e., in the same manner as other PRSUs). In addition, for purposes of determining the level of attainment of the total shareholder return performance goals applicable to the Transaction PRSUs, the Company’s and each peer company’s share price shall equal (x) as of the grant date, the volume weighted average price of the Company’s (or such peer company’s) common stock over the ninety (90) calendar-day period ending with (and including) April 27, 2018, (y) as of the Closing, the average closing price of the Company’s (or such peer company’s) common stock over the thirty (30) calendar days immediately following the Closing, and (z) as of the Expiration Date, the average closing price of the Company’s (or such peer company’s) common stock over the thirty (30) calendar-day period ending on the Expiration Date.”

6.
For the avoidance of doubt, a termination of the Executive’s employment due to the expiration of the Term shall constitute a termination of the Executive’s employment by the Company other than for Cause under the Employment Agreement (including for purposes of Section 5(b) thereof). For clarity, Section 5(b)(v)(C) of the Employment Agreement will apply upon a termination of the Executive’s employment due to the expiration of the Term (with notice of such termination deemed to have been given ninety (90) days prior to the expiration of the Term).

7.	The following paragraphs are hereby added to the Employment Agreement as Sections 5(b)(vi) and 5(b)(vii):

“(vi)
In addition, during the period commencing on the Termination Date and ending on the earlier of the end of the eighteenth (18th) full calendar month following the Termination Date or the date on which the Executive become eligible for coverage under a subsequent employer’s group medical and dental plans (in either case, the “COBRA Period”), subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, and the regulations thereunder, the Company will continue to provide to the Executive and the Executive’s dependents, at the Company’s sole expense, coverage under its group medical and dental plans at the same levels in effect on the Termination Date; provided, however, that if (i) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), (ii) the Company is otherwise unable to continue to cover the Executive or the Executive’s dependents under its group health plans, or (iii) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to the dollar value of the balance of the Company’s subsidy shall thereafter be paid to the Executive in substantially equal, then-currently-taxable monthly installments over the COBRA Period (or remaining portion thereof). In the event the Company-subsidized portion of the coverage cost paid on the Executive’s or the Executive’s dependents’ behalf during the COBRA Period, as described above, would cause the Executive to be taxable on reimbursements under the applicable plans by reason of the application of Section 105(h) of the Code (and the Company is not paying such amounts to the Executive in then-currently taxable monthly installments as contemplated by the preceding sentence), such Company-subsidized portion of the coverage cost will to be imputed as taxable income to the Executive; plus

(vii)
During the period commencing on the Termination Date and ending on the eighteen-(18) month anniversary thereof, the Company shall provide to Executive, at its sole expense, an exclusive office and exclusive assistant or, if not furnished by the Company, the Company shall pay directly or reimburse Executive for (at the Company’s election) the costs of an exclusive leased office space and exclusive assistant selected by Executive; provided that the aggregate cost to the Company of the office and assistant provided under this Section 5(b)(viii) shall not exceed $25,000 per month. For the avoidance of doubt, Executive shall be solely liable for any taxes (if any) arising in connection with the foregoing. The payments and benefits described in Section 5(b)(vi) above and this Section 5(b)(vii) are conditioned upon Executive’s timely execution and non-revocation of the Separation Agreement in accordance with the last paragraph of Section 5(b) of this Agreement.”

9.	The Company shall promptly reimburse the Executive for his legal fees incurred in connection with this First Amendment, not to exceed $25,000, upon reasonable documentation.

10.	This First Amendment shall become effective as of the Amendment Effective Date. If the BCA is not fully executed for any reason, this First Amendment shall be null and void and of no force or effect.

11.	This First Amendment shall be and hereby is incorporated into and forms a part of the Employment Agreement.

12.	Except as expressly provided herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.
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IN WITNESS WHEREOF, the Company and Executive have executed this First Amendment as of the date first above written.

COMPANY
T-Mobile US, Inc.

/s/ Teresa Taylor
Name:	Teresa Taylor
Title:	Chair, Compensation Committee of
the Board of Directors

EXECUTIVE

/s/ John Legere
John Legere

(Signature Page to First Amendment to Employment Agreement)